EXHIBIT 1(jj)

BLACKROCK FUNDSSM

(A Massachusetts Business Trust)

CERTIFICATION OF CLASSIFICATION OF SHARES

The undersigned, Secretary of the BlackRock FundsSM (the “Trust”), does hereby certify to the following:

That, at a meeting of the Board of Trustees of the Trust on April 21, 2016, the Trustees of the Trust by resolution approved a change in the supplementary designation of the class with the alphabetical designation E from BlackRock Managed Volatility Portfolio to BlackRock Tactical Opportunities Fund, effective as of the date on which the amendment to the Trust’s Registration Statement filed with the Securities and Exchange Commission pursuant to Rule 485(a) under the Securities Act of 1933, incorporating the name change, becomes effective.

Witness my hand and seal this 29th day of August, 2016.

/s/ Benjamin Archibald
Benjamin Archibald Secretary